EXHIBIT 12.a


                         SALOMON INC AND SUBSIDIARIES
               Calculation of Ratio of Earnings to Fixed Charges
                                  (Unaudited)




                                             Years Ended December 31,
                                  ------------------------------------------
Dollars in millions                 1994     1993     1992     1991     1990
                                 -------  -------  -------  -------  -------

Earnings:
 Income (loss) before taxes and
    cumulative effect of change
    in accounting principles     $  (831) $ 1,465  $ 1,056  $   919  $   506
 Add fixed charges (see
    below)                         4,919    4,644    4,373    5,704    6,032
 Other adjustments                    (3)      22       20       (4)     (16)
                                 -------  -------  -------  -------  -------
Earnings as defined              $ 4,085  $ 6,131  $ 5,449  $ 6,619  $ 6,522
                                 =======  =======  =======  =======  =======

Fixed Charges:
 Interest expense                $ 4,892  $ 4,600  $ 4,324  $ 5,638  $ 5,959
 Other adjustments                    27       44       49       66       73
                                 -------  -------  -------  -------  -------
Fixed charges as defined         $ 4,919  $ 4,644  $ 4,373  $ 5,704  $ 6,032
                                 =======  =======  =======  =======  =======
Ratio of earnings to
   fixed charges                    0.83*    1.32     1.25     1.16     1.08
                                 =======  =======  =======  =======  =======

NOTE:

The ratio of earnings to fixed charges is calculated by dividing fixed charges into the sum of income (loss) before taxes and cumulative effect of change in accounting principles, fixed charges and other adjustments. Fixed charges consist of interest expense, including capitalized interest and a portion of rental expense representative of the interest factor.

* For the year ended December 31, 1994, earnings as defined were inadequate to cover fixed charges. The amount by which fixed charges exceeded earnings as defined for the year was $834 million.